Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF MERGER
FOR THE MERGER OF
SERVE ACQUISITION CORP. WITH AND INTO SERVE ROBOTICS INC.

July 31, 2023

Pursuant to Section 251(c) of the
General Corporation Law of the State of Delaware

Serve Robotics Inc., a Delaware corporation (the “Corporation”), does hereby certify to the following facts relating to the merger (the “Merger”) of Serve Acquisition Corp., a Delaware corporation (“Merger Sub”), with and into the Corporation, with the Corporation remaining as the surviving corporation of the Merger (the “Surviving Corporation”):

FIRST:	The name of each constituent corporation is Serve Robotics Inc., a Delaware corporation, and Serve Acquisition Corp., a Delaware corporation.

SECOND:	An Agreement and Plan of Merger, dated as of July 31, 2023 (the “Merger Agreement”), by and among Patricia Acquisition Corp., a Delaware corporation, Merger Sub and the Corporation has been approved, adopted, certified, executed and acknowledged by the Corporation and Merger Sub in accordance with Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”) and the requisite stockholders of the Corporation and of Merger Sub, the constituent corporations, in accordance with Section 228 of the DGCL.

THIRD:	In accordance with the Merger Agreement and upon the effectiveness of this filing, Merger Sub will merge with and into the Corporation. The name of the Surviving Corporation of the Merger shall be “Serve Operating Co.”.

FOURTH:	Upon the effectiveness of the Merger, the Certificate of Incorporation of the Merger Sub, as amended and restated to date, shall be the Certificate of Incorporation of the Surviving Corporation until further amended in accordance with the provisions of the DGCL, and Section 1 shall be amended and restated in its entirety as follows:

1. The name of the corporation is Serve Operating Co. (the “Corporation”).

FIFTH:	The Merger shall become effective upon filing of this Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the provisions of Sections 103 and 251(c) of the DGCL.

SIXTH:	The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation at 740 Broadway, Redwood City, CA, 94022.

SEVENTH:	A copy of the executed Merger Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder of any constituent corporation of the Merger.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed by its duly authorized officer as of the date first above written.

Serve Robotics Inc.

By:	/s/ Ali Kashani
Name:	Ali Kashani
Title:	Chief Executive Officer